                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                                  CoBiz, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                               [COBIZ INC. LOGO]

                                                                  April 18, 2001

Dear Fellow Shareholder:

     This year's Annual Meeting of Shareholders of CoBiz Inc., a Colorado corporation (the "Company"), will be held at the Hotel Monaco, 1717 Champa Street, Denver, Colorado 80202 on May 16, 2001 at 8:00 a.m., M.D.T. You are cordially invited to attend. The matters to be considered at the meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Shareholders. The Company's Board of Directors recommends that you vote: (i) FOR the election of management's three nominees to serve as class III directors of the Company, (ii) FOR the ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2001, and (iii) AGAINST a proposal by a shareholder of the Company to eliminate the classes of the Board and to have all directors elected for one-year terms ending at the next Annual Meeting of Shareholders.

     To be certain that your shares are voted at the Annual Meeting, whether or not you plan to attend in person, you should sign, date and return the enclosed proxy as soon as possible. Your vote is important.

     At the Annual Meeting, I will review the Company's activities during the past year and its plans for the future. Shareholders will be given the opportunity to address questions to the Company's management. I hope you will be able to join us.

                                            Sincerely,

                                            /s/ STEVEN BANGERT
                                            Steven Bangert
                                            Chairman of the Board and
                                            Chief Executive Officer

                                   COBIZ INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 16, 2001

TO THE SHAREHOLDERS OF COBIZ INC.:

     Notice is hereby given that the Annual Meeting of Shareholders of CoBiz Inc., a Colorado corporation (the "Company"), will be held at 8:00 a.m., M.D.T., on May 16, 2001, at the Hotel Monaco, 1717 Champa Street, Denver, Colorado, for the following purposes:

          1. To elect three class III directors to hold office for a three-year term expiring on the Annual Meeting of Shareholders occurring in 2004 or until the election and qualification of their respective successors.

          2. The ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2001.

          3. To consider a proposal by a shareholder of the Company to recommend that the Board of Directors take action to eliminate the classes of the Board of Directors and to have all directors elected for one-year terms and,

          4. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on April 10, 2001 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. Only shareholders of record as of the close of business on such date are entitled to notice of and to vote at the meeting.

     We encourage you to take part in the affairs of your Company either in person or by executing and returning the enclosed proxy.

                                            BY ORDER OF THE BOARD OF
                                            DIRECTORS,

                                            /s/ RICHARD J. DALTON

                                            Richard J. Dalton
                                            Executive Vice President,
                                            Chief Financial Officer and
                                            Secretary

Dated: April 18, 2001

     REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE AT YOUR EARLIEST CONVENIENCE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING, AND IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                   COBIZ INC.

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 16, 2001

     THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF COBIZ INC., A COLORADO CORPORATION (THE "COMPANY"), FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY TO BE HELD ON MAY 16, 2001, AT 8:00 A.M., LOCAL TIME, AT THE HOTEL MONACO, 1717 CHAMPA STREET, DENVER, COLORADO 80202, AND AT ANY ADJOURNMENT THEREOF.

     A shareholder submitting the enclosed proxy may revoke it at any time before his or her vote is cast at the Annual Meeting by delivery to the Secretary of the Company of a written notice of termination of the proxy's authority or of a duly executed proxy or ballot bearing a later date. Shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting and not revoked will be voted in the manner directed by the shareholder granting such proxy. If no direction is made, the shares represented by the proxy will be voted as recommended by the Board of Directors. This Proxy Statement and the accompanying form of proxy are being transmitted or delivered to holders of the Company's common stock ("Common Stock") beginning on or before April 18, 2001, together with the Company's 2000 Annual Report to Shareholders.

     Only shareholders of record at the close of business on April 10, 2001 are entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. As of such date, there were 8,418,543 shares of Common Stock outstanding. Each share is entitled to one vote. Cumulative voting is not permitted. Shares voted as abstentions on any matter (or a "withhold vote for" as to a director) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting and as not voted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters. The Company's bylaws provide that the holders of not less than a majority of the shares entitled to vote at any meeting of shareholders, present in person or represented by proxy, shall constitute a quorum.

     All expenses in connection with the solicitation of proxies will be paid by the Company. The Company has not yet incurred any expenses related to this Proxy Statement, and any such expenses are expected to be minimal. In addition to solicitation by mail, officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone calls or facsimile transmissions.

     The Company's principal executive offices are located at 821 17th Street, Denver, Colorado 80202.

                     ACTIONS TO BE TAKEN UNDER THE PROXIES

I. ELECTION OF DIRECTORS

     The business and affairs of the Company are managed under the direction of its Board of Directors, which is comprised of eleven members. The Board of Directors is divided into three classes, and the members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years.

     The term of the class III directors expires at the Annual Meeting, and three class III directors will be elected at the Annual Meeting, each to hold office until the Annual Meeting to be held in the year 2004 or until his or her successor is elected and qualified, or until his or her earlier death, resignation or retirement. Howard R. Ross, Michael B. Burgamy and Harold F. Mosanko are the incumbent class III directors, and each of them is being nominated for re-election at the Annual Meeting. The persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Messrs. Ross, Burgamy and Mosanko unless otherwise directed. Each of Messrs. Ross, Burgamy and Mosanko has indicated a willingness to serve, but in case any of them is not a candidate at the Annual Meeting, which is not presently anticipated, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion. The terms of the incumbent class I and class II directors expire at the 2002 and 2003 Annual Meetings, respectively.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. ROSS, BURGAMY AND MOSANKO. IN THE ELECTION OF DIRECTORS, THE THREE CANDIDATES WHO RECEIVE THE MOST VOTES ARE ELECTED AS DIRECTORS OF THE COMPANY.

     Information regarding the directors of the Company is set forth below:

                                                                    EXPIRATION
NAME                                                          AGE    OF TERM
----                                                          ---   ----------
Howard R. Ross..............................................  74       2001
Michael B. Burgamy..........................................  55       2001
Harold F. Mosanko...........................................  61       2001
Jonathan C. Lorenz..........................................  49       2002
Mark S. Kipnis..............................................  53       2002
Virginia K. Berkeley........................................  48       2002
Alan R. Kennedy.............................................  58       2002
Steven Bangert..............................................  44       2003
Noel N. Rothman.............................................  71       2003
Timothy J. Travis...........................................  56       2003
Thomas M. Longust...........................................  59       2003

                      NOMINEES FOR TERMS EXPIRING IN 2004

     Howard R. Ross has served as a director of the Company since September 1994 and as a director of Colorado Business Bank, N.A. (the "Bank"), a wholly-owned subsidiary of the Company, since March 1995. Mr. Ross has also served as a director of First Capital Bank of Arizona ("First Capital") since March 2001, when the Company acquired First Capital. First Capital is a wholly-owned subsidiary of the Company. Mr. Ross is a private investor and has served as President of H.R. Financial, Inc., a closely held investment company in which he is the principal shareholder, since May 1994. From August 1992 to March 1999, Mr. Ross served as a director of Western Capital, and, from August 1992 to July 1995, he served as Vice Chairman of the Board of River Valley Bank -- Texas. He holds a B.S. degree in mechanical engineering from the Illinois Institute of Technology.

     Michael B. Burgamy has served as a director of the Company since May 1998. From 1999 to April 2001, Mr. Burgamy served as the Chief Financial Officer of Colibri Holding Corporation, a manufacturer of pet products and garden supplies. In April 2001, Mr. Burgamy became a director of Colibri Holding

Corporation. From 1991 to 1999, Mr. Burgamy served as the President of Perky-Pet Products Co., a manufacturer of pet products and supplies. From January 1976 to November 1994, he was President of CGS Distributing, Inc., a wholesale distributor of lawn and garden supplies. He holds a B.S. degree in engineering management from the United States Air Force Academy.

     Harold F. Mosanko has served as First Capital's Chief Executive Officer since 1995. He became a director of the Company and the Chairman of the Board of Directors of First Capital upon the completion of the Company's acquisition of First Capital in March 2001. Prior to 1995, he had 25 years of banking experience at Valley National Bank of Arizona ("Valley"). His experience included Branch Manager, Credit Administrator and Manager of the Credit Evaluation Department of the Audit Division. In 1982, Mr. Mosanko left Valley National Bank and became a principal in a financial services firm that was active in mergers and acquisitions and financial securities. Mr. Mosanko subsequently returned to Valley in 1984. His last position with Valley was Executive Vice President and Group Manager for the commercial lending group. He attended the Detroit College of Business.

                   DIRECTORS WHOSE TERMS WILL EXPIRE IN 2002

     Jonathan C. Lorenz has served as President and Vice Chairman of the Board of Directors of the Company since March 1995. He also serves as Vice Chairman of the Board and Chief Executive Officer of the Bank. Mr. Lorenz became a director of First Capital upon the completion of the Company's acquisition of First Capital in March 2001. He is also a director of Colorado Business Leasing ("CBL"). From June 1993 to March 1995, Mr. Lorenz pursued various business investment opportunities, including the formation of First Western Growth Fund, a small business investment company. Mr. Lorenz was employed by Colorado National Bank ("CNB") in various capacities from September 1976 to June 1993. Mr. Lorenz' last position with CNB was Senior Vice President and Manager of Corporate Banking. He holds a B.A. degree in political science and an M.B.A. from the University of Colorado.

     Mark S. Kipnis has served as a director of the Company since September 1994. Since January 1998, he has also served as Vice President, Secretary and Corporate Counsel for Hollinger International Inc., a newspaper publishing company that is publicly traded on the New York Stock Exchange. From January 1979 to December 1997, Mr. Kipnis was a partner of the Chicago-based law firm of Holleb & Coff. Prior to attending law school, Mr. Kipnis was a Certified Public Accountant with Price Waterhouse and Company. He holds a B.S. degree in accounting from the University of Illinois and a J.D. degree from Northwestern University School of Law.

     Virginia K. Berkeley has served as President of Colorado Business
Bank -- Denver since May 1995 and as a director of the Company since October 1995. Ms. Berkeley served as Senior Vice President and Manager of Business Banking of Bank One, Denver from January 1994 to May 1995. From December 1986 to January 1994, Ms. Berkeley held several positions with CNB, including President of CNB -- Tech Center and CNB -- Northeast. Ms. Berkeley holds a B.S. degree in economics from Purdue University and an M.B.A. from the University of Oklahoma.

     Alan R. Kennedy has served as a director of the Company since the Company's acquisition of First Capital in March 2001. From August 1996 until March 2001, Mr. Kennedy served as a director of First Capital. Mr. Kennedy is President of the DeHaven Companies, a home building and commercial real estate development business headquartered in Phoenix, Arizona, that he founded in 1980. From 1990 through 1992, Mr. Kennedy was a member of the Phoenix City Council and served as Vice Mayor during 1991. He obtained two Bachelors Degrees from Ohio State University and a Masters Degree from Arizona State University.

                   DIRECTORS WHOSE TERMS WILL EXPIRE IN 2003

     Steven Bangert has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since September 1994. He also serves as Chairman of the Board of the Bank and as a director of CBL. Mr. Bangert became a director of First Capital upon the completion of the Company's acquisition of First Capital in March 2001. From August 1992 to March 1999, Mr. Bangert served as President and a director of Western Capital Holdings, Inc. ("Western Capital"), formerly the bank holding company for River Valley Bank -- Texas, located in McAllen, Texas. From March 1992 to July 1998, Mr. Bangert also served as Chairman of the Board of River Valley Bank -- Texas, and, from April 1988 to July 1994, he served as Vice Chairman of the Board and Chief Executive Officer of River Valley Savings Bank -- Illinois, a financial institution with locations in Chicago and Peoria, Illinois. From February 1994 to July 1998, Mr. Bangert served as a director and member of the Executive Committee of Lafayette American Bank. He holds a B.S. degree in business administration from the University of Nebraska -- Lincoln.

     Noel N. Rothman has served as a director of the Company since September 1994. Mr. Rothman is a private investor and has served as President of Namtor, Inc. ("Namtor"), a closely held business services company in which he has been a principal shareholder, since September 1985. Mr. Rothman attended Wayne State University.

     Timothy J. Travis has served as a director of the Company since May 1998. Since November 1981, Mr. Travis has been the President and Chief Executive Officer of Eaton Metal Products Company, with which he has been employed since 1963. Mr. Travis is also President of the Denver Area Council of Boy Scouts of America.

     Thomas M. Longust has served as a director of the Company since the Company's acquisition of First Capital in March 2001. From August 1996 until March 2001, Mr. Longust served as a director of First Capital. Mr. Longust is the Chairman and Chief Executive Officer of Longust Distributing Inc., a distributing company headquartered in Phoenix, Arizona, which he founded in 1973. Longust Distributing Inc. is a distributor of floor covering products for Mannington Industries and for the Shaw Mark Division of Shaw Industries. It is also a major importer of ceramic tiles from Europe and South America. Prior to that time, Mr. Longust held management positions at Monsanto and Olin Industries and was an instructor at St. Louis University Business School. Mr. Longust received a Bachelor and a Masters Degree in Finance and Economics from St. Louis University and has completed course work toward a PhD from the same university.

II. RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Deloitte & Touche LLP as the Company's independent accountants for the year ending December 31, 2001. Deloitte & Touche LLP has no relationship with the Company other than that arising from its engagement as independent accountants. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2001. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING IS REQUIRED TO RATIFY THE APPOINTMENT.

III. SHAREHOLDER PROPOSAL

     The Company has received a proposal from a shareholder of the Company for inclusion in the Proxy Statement and the form of proxy. Any shareholder who intends to present a proposal at the next Annual Meeting and who wishes to have the proposal included in the Company's proxy statement for that meeting, must deliver the proposal to the Corporate Secretary at the Company's principal executive offices, 821 17th Street, Denver, Colorado 80202, not later than December 19, 2001. In addition, all proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission (the "SEC") in order to be eligible for inclusion in the proxy statement for that meeting.

     If a shareholder desires to present a proposal for consideration at the next Annual Meeting which is not timely submitted for inclusion in the Company's Proxy Statement for that meeting and the shareholder fails to notify the Company by March 3, 2002 of such proposal, the management proxies may use their discretionary voting authority when the proposal is raised at the Annual Meeting without any discussion of the matter in the Proxy Statement.

     Mr. Gerald R. Armstrong, whose address and telephone number are 910 Fifteenth Street, No. 754, Denver, Colorado 80202-2924, (303) 355-1199, and who is the beneficial owner of 1,750 shares of Common Stock, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

                                   RESOLUTION

          "That the shareholders of COBIZ INC., assembled in person and by proxy in an annual meeting, request that the Board of Directors take those steps necessary to cause annual elections for all directors by providing that at future elections in annual meetings, all directors be elected annually and not by classes as is now provided and that on the expiration of the present terms their subsequent elections shall also be on an annual basis."

                           MR. ARMSTRONG'S STATEMENT

          "In last year's annual meeting, 490,990 shares were voted FOR this proposal -- a significant increase over the previous year which shows growing shareholder interest and support."

          "Shareholders of EQUITABLE BANKSHARES OF COLORADO, INC., the predecessor of COBIZ, INC., elected all of their directors annually. Only a name change seems to have changed shareholders' voting rights."

          "It is significant that the shareholders of Chase Manhattan received one year terms for their directors upon the merger with Chemical Bank."

          "Occidental Petroleum, Ameritech, Time-Warner, Lockheed-Martin, Campbell Soups, Atlantic Richfield, Pacific Enterprises, Westinghouse are among many corporations replacing three year terms with the annual election of all directors."

          "THE HOME DEPOT stated in its 2000 proxy statement supporting replacing three year terms with one year terms for its directors:

             'We believe that it is in the best interests
        of . . . . stockholders to eliminate the classified Board so that stockholders elect all directors annually. The amendment . . . . will allow stockholders to review and express their opinions of the performance of all directors each year. Because there is no limit to the number of terms an individual may serve, the continuity and stability of the Board's membership and our policies and long-term strategic planning should not be affected.' "

          "These actions increased shareholder voting rights by 300% -- and, at no cost to the shareholders."

          "The proponent believes the current system produces only a facade of continuity which should be displaced; and accountability and performance be substituted as the basis for re-election to our Board of Directors."

          "In view of the fact that many of our shareholders join us through acquisitions, accountability of board members is essential and all shareholders should welcome the opportunity for full accountability by being able to reject one or all nominees on an annual basis rather than attempting a long-term struggle of unseating "entrenched" directors who may not be acting in the best interests of all shareholders."

          "If you agree, please vote FOR this proposal. If your proxy card is unmarked, your shares will be automatically voted "against" this proposal."

                                COMPANY RESPONSE

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     When the Company effected the initial public offering of its shares of Common Stock, it was determined that it was appropriate and in the best interests of the Company's shareholders to have a classified board. The Company operates in a highly competitive industry in which there is significant merger and acquisition activity. In addition, there has been considerable market volatility during the past fiscal year. The Board of Directors continues to believe that a classified board remains, at this time, an appropriate measure to reduce the ability of a third party to effect a sudden, unsolicited bid for control or other unanticipated action which the Board of Directors determines is not in the best interests of shareholders. In addition, the staggered board system may place the Company in a better position to negotiate with the unsolicited bidder to obtain a transaction or purchase price on more favorable terms for shareholders. It may also afford the Board of Directors more time to consider alternatives when confronted by an unsolicited initiative to obtain control of the Company. The additional time for deliberations may ultimately provide greater opportunities to optimize value for the Company's shareholders.

     The Board of Directors believes that directors who are elected to three-year terms are just as accountable to shareholders as directors who are elected on an annual basis. Directors have fiduciary duties that do not depend on how frequently they stand for election.

     Approval of this proposal would require the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. However, because this proposal is only a request, approval of the proposal would not automatically repeal the classified board. Eliminating the classified board would require further action by the Board of Directors and a subsequent shareholder vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THIS SHAREHOLDER PROPOSAL.

           MEETINGS OF THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES

     During the fiscal year ended December 31, 2000, the Board of Directors held five meetings. No incumbent director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and meetings of the committees on which he or she served during the time when he or she was a director. The Board of Directors and its committees also act from time to time by unanimous written consent in lieu of meetings. Neither the Board of Directors nor any committee of the Board of Directors acted by written consent during 2000.

     The Board of Directors of the Company has standing Audit, Compensation and Executive Committees. The Board of Directors has no standing nominating committee.

     The Audit Committee, made up of only independent directors as defined by the National Association of Securities Dealers' ("NASD") rules, recommends the independent auditor for appointment by the Board. The committee also aids management in the establishment and supervision of the Company's financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and the Company's independent accountants prior to the presentation of financial statements to shareholders, initiates, as appropriate, inquiries into aspects of the Company's financial affairs and performs such other functions as the Board of Directors may direct. During fiscal 2000, the Audit Committee held four meetings. The Audit Committee is comprised of Messrs. Ross, Burgamy and Kipnis.

     The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for the Company's officers and employees, administers the Company's 1995, 1997 and 1998 Stock Incentive Plans (the "Stock Incentive Plans") and performs such other functions as the Board of Directors may direct. No officer or employee of the Company or any of its subsidiaries served as a member of the Compensation Committee during 2000. During fiscal 2000, the Compensation Committee held two meetings. The Compensation Committee is comprised of Messrs. Ross, Rothman and Travis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     From time to time, Hawthorne Colorado, Inc. ("Hawthorne,") an entity controlled by Messrs. Bangert and Ross, purchases participations in loans originated by us that we do not fund fully because of our legal lending limit or in order to manage portfolio concentration. During 2000, Hawthorne participated in 6 loans, with an aggregate participation commitment of $3.8 million. The maximum outstanding balance sold at any month end during 2000 was $1.5 million. At December 31, 2000 there were no outstanding loan commitments or participation sold balances with Hawthorne. At December 31, 1999 and 1998 there was $1.2 million and $4.0 million in outstanding balances sold, respectively. In addition, the Bank has one loan participated with H.R. Financial, an entity controlled by Mr. Ross. At December 31, 2000 there was $550,000 participated with H.R. Financial with an aggregate commitment amount of $1 million. We believe that the terms of such participations were commensurate with terms that would be negotiated in similar transactions between unrelated third parties. Hawthorne and H.R. Financial receive interest on the portion of such loans funded by them at the same rate as the Bank does on the portion that it funds. In addition, they receive a share of origination fees for such loans.

     We currently lease approximately 37,000 square feet of our downtown Denver facility from Kesef, LLC ("Kesef,") an entity in which Evan Makovsky (director of the Bank) owns 20% and Jack Stern (director of the Bank) and Messrs. Bangert, Lorenz, Ross and Rothman (through Namtor-Denver Property LLC) each own a 16% interest, for approximately $49,000 per month. Kesef purchased the building in January 1998. The initial term of this lease is ten years, with an option to renew for an additional ten-year term at current market rates. In August, 2000 we amended the lease to include an additional 9,000 square feet for approximately $15,000 per month. The commencement date for the additional premises was January 1, 2001.

     In July 1997, the Bank committed to purchase up to $500,000 of limited partnership interests in Prairie Capital Mezzanine Fund, L.P. ("Prairie Capital,") an investment fund having $24 million in total capital commitments, that makes subordinated debt and preferred stock investments in a wide variety of small businesses throughout the United States. Prairie Capital is licensed as a Small Business Investment Company (an "SBIC.") We intend to refer companies in our area requiring this type of investment capital to Prairie Capital. As of December 31, 2000, the Bank's aggregate investment in Prairie Capital was $450,000, and the Bank was subject to additional capital calls pursuant to which it may be required to invest additional capital of $50,000 in Prairie Capital. Messrs. Bangert and Ross, Mr. Ross' wife and Namtor, an entity controlled by Mr. Rothman, have made individual capital commitments to Prairie Capital in amounts of $2 million, $2 million, $50,000 and $1.5 million, respectively, and own interests in Prairie Capital proportionate to their capital commitments. Messrs. Bangert and Ross are members of the advisory board of Prairie Capital. The general partner of Prairie Capital has agreed to make certain payments to the Bank, Messrs. Bangert and Ross, Mrs. Ross and Namtor (pro rata, in proportion to their respective investments in Prairie Capital) following the liquidation of Prairie Capital in the event that they do not realize an internal rate of return of at least 25% on their respective investments.

     In addition, the Bank has committed $1,000,000 to a second fund, Prairie Capital Mezzanine Fund II, L.P. ("Prairie Capital II,"). As of December 31, 2000 the Bank's aggregate investment in Prairie Capital II was $200,000, and the Bank was subject to additional capital calls pursuant to which it may be required to invest additional capital of $800,000 in Prairie Capital II. The general partner of Prairie Capital II has not made any guarantees regarding the financial returns of this fund. Messrs. Bangert and Ross are members of the advisory board of Prairie Capital II.

     The Executive Committee is authorized to exercise certain of the powers of the Board of Directors, subject to ratification by the full Board of Directors, and meets as needed, usually in situations where it is not feasible to take action by the full Board of Directors. During fiscal 2000, the Executive Committee did not meet. The Executive Committee is comprised of Messrs. Ross, Lorenz and Bangert.

                               EXECUTIVE OFFICERS

     Information regarding executive officers of the Company is set forth below:

NAME                                        AGE                    POSITION
----                                        ---                    --------
Steven Bangert............................  44    Chairman of the Board and Chief Executive
                                                    Officer
Jonathan C. Lorenz........................  49    Vice Chairman of the Board and President
Richard J. Dalton.........................  44    Executive Vice President and Chief
                                                  Financial Officer
Kevin W. Ahern............................  38    Senior Vice President
Lyne B. Andrich...........................  34    Senior Vice President and Controller

See the biographical information on Messrs. Bangert and Lorenz under "Election of Directors."

     Richard J. Dalton has served as the Executive Vice President and Chief Financial Officer of the Company since January 1997. From August 1992 to January 1998, Mr. Dalton was the Vice President of Western Capital. From August 1992 to June 1998, Mr. Dalton served as the President and Chief Executive Officer of River Valley Bank -- Texas. He holds a B.S. degree in business administration from the University of Southern Colorado and an M.B.A. from the University of Colorado.

     Kevin W. Ahern has served as Senior Vice President of the Company since April 2000 and is responsible for building and managing fee-based business lines for the Company. From April 1997 to March 2000, Mr. Ahern was employed by Sterling Capital, Ltd. of Northbrook, Illinois, a private equity, venture capital and real estate investment firm, where he was a member of Sterling Finance Management, LLC, a consultant to Sterling Asset Management, L.L.C. and Sterling Venture Partners, L.P. and worked on a number of specialty-finance related private equity transactions. From December 1991 to March 1997, Mr. Ahern was a Vice President and Senior Portfolio Manager for ING Investment Management in Denver, Colorado. He holds a B.S. degree in business administration from the University of Northern Colorado, an M.B.A. from the University of Connecticut and is a Chartered Financial Analyst.

     Lyne B. Andrich has served as Senior Vice President of the Company since July 1999 and Vice President and Controller of the Company since May 1997. From November 1995 to May 1997, Ms. Andrich was a regional reporting manager for Key Bank of the Rocky Mountains. From June 1989 to November 1995, Ms. Andrich held several positions with Bank One, Colorado, N.A., including Assistant Controller, Financial Reporting Manager and internal auditor. She holds a B.S. degree in accounting from the University of Florida and is licensed as a Certified Public Accountant in the State of Colorado.

                                 KEY EMPLOYEES

     Information regarding certain key employees of the Company is set forth below:

NAME                                        AGE                    POSITION
----                                        ---                    --------
Harold F. Mosanko.........................  61    President and Chief Executive
                                                  Officer -- First Capital Bank of Arizona
                                                    and Director
Virginia K. Berkeley......................  48    President of Colorado Business
                                                  Bank -- Denver and Director
Darrell J. Schulte........................  46    President of Colorado Business
                                                  Bank -- Littleton
Charles E. Holmes.........................  44    President of Colorado Business
                                                  Bank -- Boulder
Andrew L. Bacon...........................  45    President of Colorado Business
                                                  Bank -- West
Kevin G. Quinn............................  40    President of Colorado Business Bank -- DTC
Randal Garman.............................  49    President of Colorado Business Bank of the
                                                    Rockies
K. Denise Albrecht........................  48    President of CoBiz Private Asset
                                                  Management

See the biographical information on Mr. Mosanko and Ms. Berkeley under "Election of Directors."

     Darrell J. Schulte has served as President of Colorado Business
Bank -- Littleton since May 1985. Mr. Schulte has been employed in the banking industry for 22 years. He holds a B.S. degree in finance from Colorado State University.

     Charles E. Holmes has served as President of Colorado Business
Bank -- Boulder since June 1995. Mr. Holmes has been employed in the banking industry for 21 years. Mr. Holmes served as Vice President and Manager of Commercial Lending at Bank One -- Boulder from June 1992 to June 1995, where he was responsible for a $300 million loan portfolio. He holds a B.S. degree in business administration from Oklahoma State University.

     Andrew L. Bacon has served as President of Colorado Business Bank -- West since November 1997. From March 1997 to September 1997, Mr. Bacon served as Senior Vice President of UMB Bank. From June 1988 to December 1996, Mr. Bacon served as Senior Vice President in charge of the Commercial Banking Division at Norwest Bank -- Golden. Mr. Bacon holds a B.S. degree in business administration with a concentration in finance, from Colorado State University.

     Kevin G. Quinn has served as President of Colorado Business Bank -- DTC since May 1998. Prior to joining the Company, Mr. Quinn had been employed by Norwest Bank of Colorado since June 1988. From June 1988 to May 1998, Mr. Quinn was a Senior Vice President of Norwest, responsible for a private banking department with assets in excess of $295 million. From October 1991 to June 1998, Mr. Quinn was a Vice President and the Bank Manager of a Norwest Bank location in downtown Denver. Mr. Quinn holds a Business Administration degree in general business from the University of Northern Colorado and a graduate degree in banking from the Stonier Graduate School of Banking of the University of Delaware.

     Randal Garman has served as President of Colorado Business Bank of the Rockies since April 1999. From 1978 to present, Mr. Garman has been serving as President of R. Garman, Inc. Mr. Garman has also served as Chairman of First Bank of Eagle County. He holds a B.S. degree from the University of Colorado.

     K. Denise Albrecht has served as the President of CoBiz Private Asset Management since October 1997. From May 1993 to October 1997, Ms. Albrecht served as Senior Vice President and Denver Market Manager of the Trust Department of Bank One, Colorado, N.A. Ms. Albrecht was employed, in several capacities, with CNB from December 1988 to May 1993. From January 1993 to May 1993, Ms. Albrecht served as President of Colorado Capital Advisors, a subsidiary of CNB, and, from September 1988 to January 1993, she served as Vice President and Institutional Services Division Manager for CNB. She holds a B.S. degree in business administration and an M.B.A. from Northern Michigan University.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of the Common Stock to file initial reports of ownership on Form 3 and reports of changes in ownership on Forms 4 and 5 with the SEC. Executive officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on a review of the copies of such forms furnished to the Company, each of the Company's directors, officers and beneficial owners of more than 10% of the Common Stock have filed all forms required by Section 16 of the Exchange Act in fiscal 2000, except Noel Rothman who did not timely file a Form 4 disclosing a single purchase of 1,800 shares of the Company's common stock in February 2000.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation for fiscal years 1998, 1999 and 2000 awarded to or earned by (i) the individual who served as the Company's Chief Executive Officer ("CEO") in fiscal year 2000; and (ii) the Company's four most highly compensated executive officers, other than the CEO (collectively, with the CEO, the "Named Executive Officers"), who were serving as executive officers for fiscal year 2000:

                                                                           LONG TERM
                                                                          COMPENSATION
                                                          ANNUAL          ------------
                                                     COMPENSATION(1)       SECURITIES
                                          FISCAL   --------------------    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR    SALARY(2)   BONUS(3)     OPTIONS      COMPENSATION
---------------------------               ------   ---------   --------   ------------   ------------
Steven Bangert..........................   2000    $250,000    $58,750           --        $10,806(4)
  Chairman and CEO                         1999    $187,480    $    --       28,867        $ 8,946
                                           1998    $149,725    $37,700           --        $ 9,286
Jonathan C. Lorenz......................   2000    $200,000    $58,750           --        $10,806(5)
  Vice Chairman and President              1999    $177,670    $42,000       12,300        $10,333
                                           1998    $150,800    $37,700           --        $ 9,771
Richard J. Dalton.......................   2000    $130,000    $26,010        3,050        $ 8,043(6)
  Executive Vice President and CFO         1999    $116,404    $21,000        8,000        $ 7,144
                                           1998    $ 99,167    $10,000           --        $ 6,237
Virginia K. Berkeley....................   2000    $120,000    $25,000        1,300        $ 7,439(7)
  President of Colorado                    1999    $117,704    $21,000        5,000        $ 7,149
  Business Bank -- Denver                  1998    $110,240    $21,200           --        $ 7,145
Charles E. Holmes.......................   2000    $100,000    $13,000        1,300        $ 6,201(8)
  President of Colorado                    1999    $ 97,000    $16,500        6,768        $ 5,870
  Business Bank -- Boulder                 1998    $ 88,000    $ 8,400           --        $ 5,700

---------------

(1) The value of other annual compensation did not exceed the lesser of $50,000 or 10% of annual salary and bonus for any Named Executive Officer.

(2) Actual salary paid in each respective fiscal year.

(3) Actual bonus paid in each respective fiscal year.

(4) All other compensation for 2000 consists of $306 in dollar value of term life insurance premiums paid by CoBiz for the benefit of Mr. Bangert, and $10,500 contributed to Mr. Bangert's account in the Profit Sharing Plan.

(5) All other compensation for 2000 consists of $306 in dollar value of term life insurance premiums paid by CoBiz for the benefit of Mr. Lorenz, and $10,500 contributed to Mr. Lorenz's account in the Profit Sharing Plan.

(6) All other compensation for 2000 consists of $243 in dollar value of term life insurance premiums paid by CoBiz for the benefit of Mr. Dalton, and $7,800 contributed to Mr. Dalton's account in the Profit Sharing Plan.

(7) All other compensation for 2000 consists of $239 in dollar value of term life insurance premiums paid by CoBiz for the benefit of Ms. Berkeley, and $7,200 contributed to Ms. Berkeley's account in the Profit Sharing Plan.

(8) All other compensation for 2000 consists of $201 in dollar value of term life insurance premiums paid by CoBiz for the benefit of Mr. Holmes, and $6,000 contributed to Mr. Holmes' account in the Profit Sharing Plan.

     The following table summarizes individual grants of stock options made during the 2000 fiscal year to each of the Named Executive Officers:

                             OPTION GRANTS IN 2000

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                   NUMBER OF     PERCENT OF                              ANNUAL RATES OF STOCK
                                   SECURITIES   TOTAL OPTIONS                           PRICE APPRECIATION FOR
                                   UNDERLYING    GRANTED TO                                 OPTION TERM(4)
                                    OPTIONS       EMPLOYEES     EXERCISE   EXPIRATION   -----------------------
NAME                                GRANTED        IN 2000      PRICE(3)      DATE          5%          10%
----                               ----------   -------------   --------   ----------   ----------   ----------
Richard J. Dalton................    2,000(1)        2.2%        $16.00     1/10/10      $23,790      $56,836
Richard J. Dalton................    1,050(2)        1.2%        $16.00     1/10/10      $12,490      $29,839
Virginia K. Berkeley.............    1,300(2)        1.4%        $16.00     1/10/10      $15,463      $36,943
Charles E. Holmes................    1,300(2)        1.4%        $16.00     1/10/10      $15,463      $36,943

---------------

(1) Options granted vest upon the third anniversary of the date of grant.

(2) Options granted fully vested upon the date of grant.

(3) In each case, the exercise price was greater than the market price of the Common Stock on the date of grant.

(4) The rates of appreciation used are for illustration only. No assurance can be given that actual experience will correspond to the assumed rates.

     The following table summarizes, on an aggregate basis, each exercise of stock options during the 2000 fiscal year by each of the Named Executive Officers and the 2000 fiscal year-end value of their unexercised options.

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                           SHARES                      OPTIONS AT FY-END          MONEY OPTIONS AT FY-END(1)
                         ACQUIRED ON    VALUE     ----------------------------   ----------------------------
NAME                      EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                     -----------   --------   -----------   --------------   -----------   --------------
Steven Bangert.........        --      $     --     14,367          14,500        $     --        $16,313
Jonathan C. Lorenz.....        --      $     --     40,471          10,000        $572,679        $11,250
Richard J. Dalton......        --      $     --     16,421          11,123        $163,900        $62,115
Virginia K. Berkeley...        --      $     --     29,575           5,000        $415,672        $ 5,625
Charles E. Holmes......    18,850      $227,048      6,603           6,178        $ 53,001        $21,552

---------------

(1) Calculated based on the product of: (a) the number of shares subject to options and (b) the difference between the fair market value of the underlying common stock at December 31, 2000, based on the closing sale price of the common stock on December 31, 2000, as reported on the Nasdaq National Market of $17.125 per share, and the exercise price of the options of $2.122 to $16.00 per share.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company and its subsidiaries are engaged in a highly competitive industry. In order to succeed, the Company must be able to attract and maintain qualified executives. To achieve this objective, the Company's Compensation Committee has structured executive compensation to include a fixed, base salary component and a contingent component tied to operating performance. The Committee believes this compensation structure enables the Company to attract and retain key executives.

     In setting base compensation, the Compensation Committee considers the overall performance of each executive with respect to the duties and responsibilities assigned him or her. Further, periodic surveys are taken of compensation levels and benefit programs offered by other community banks, bank holding companies and other industries in our market area, which provide the Compensation Committee with information on which to evaluate salary and compensation programs. The Compensation Committee maintains a philosophy that a significant element of compensation of executive officers must be directly and materially linked to operating performance. The benefit plans provided to the executive officers are designed to accomplish that goal. In particular, cash bonuses are heavily dependent on the Company meeting or exceeding budgeted net income objectives, as well as asset quality standards. The incentive bonus plan for executive officers consists of various objective and subjective criteria related to areas for which each executive has responsibility as well as for Company wide performance. In 2000, the performance measurements were: net income versus budget; asset quality; and growth objectives for total loans, total deposits and total assets.

     The 2000 salary level of the Company's Chief Executive Officer, Mr. Bangert, was established consistent with this compensation policy. The Compensation Committee conducted a review of Mr. Bangert's base compensation in January 2000. In its review, the Compensation Committee determined that the performance of Mr. Bangert was excellent, based upon the factors described above. As a result of this review, Mr. Bangert's salary was increased by $62,520 to $250,000. Mr. Bangert was also awarded a performance bonus of $58,750 in 2000. The bonus was based upon the prior year's earnings per share, growth objectives and the accomplishment of the Company's strategic goals.

     The Company's stock incentive plans are an important component of the Company's compensation program for executive officers and other employees. The plans are intended to advance the interests of the Company and its shareholders by encouraging and enabling executive officers and other employees to acquire and retain a proprietary interest in the Company. Through stock option grants, the long-range interests of management and employees are aligned with those of shareholders as the optionees accumulate meaningful stakes in the Company. The Compensation Committee makes all decisions concerning the granting of stock options to executive officers. These decisions are made on a subjective basis and generally do not bear a specific relationship to any particular measure of the Company's performance. The Compensation Committee believes that the stock option program is a valuable tool in recruiting, retaining and motivating employees, including executive officers.

     The Company maintains a 401(k) retirement savings plan applicable to all eligible employees, including executive officers. Under the plan, the Company typically matches a portion of employee contributions (for 2000, employee contributions were matched up to a maximum of 6% of compensation). At December 31, 2000, all employer contributions made on behalf of executive officers were vested in accordance with the vesting schedule of the plan, generally four years from commencement of employment, on the basis of the officers' past service with the Company.

     The Compensation Committee believes that the base salary compensation provided to the executive officers of the Company, including those named in the Summary Compensation Table, is appropriate and reasonable in light of such executives' duties, performance and responsibilities and that the contingent forms of compensation provided through bonuses and stock options provide additional, continuing incentives to executives in appropriate circumstances and are consistent with the benefits derived by shareholders of the Company. This report is submitted by the members of the Compensation Committee:

                            Howard R. Ross, Chairman
                                Noel N. Rothman
                               Timothy J. Travis

                           COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company is paid a director's fee of $1,000 for each meeting of the Board of Directors, or any committee thereof, attended by such director. In addition, each director, who was not an officer of the Company, received 1,575 options to purchase Common Stock with a strike price of $16.00 per share, under the 1998 Option Plan. Directors of the Company who also serve as officers do not receive additional compensation for their services as directors or committee members. All directors are reimbursed for expenses incurred in attending board and committee meetings.

                         STOCK PERFORMANCE COMPARISONS

     The following table compares the cumulative total return on a hypothetical investment of $100 in CoBiz common stock at our initial public offering price on June 18, 1998 and the closing price on December 31, 1998, 1999, and 2000, with the hypothetical cumulative total return on the Nasdaq Composite Index and the Nasdaq Bank Index for the comparable period.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                              [PERFORMANCE GRAPH]

-------------------------------------------------------------------------------------------
                                        6/18/1998    12/31/1998    12/31/1999    12/31/2000
-------------------------------------------------------------------------------------------
 CoBiz Inc.                                $100         $ 91          $107          $146
 NASDAQ Composite Index                     100          124           230           139
 NASDAQ Bank Index                          100           89            81            93

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     A representative of Deloitte & Touche LLP, the Company's independent certified public accounting firm, is expected to be present at the Annual Meeting to respond to shareholders' questions and will have the opportunity to make a statement.

     Audit Fees. Deloitte & Touche LLP billed a total of $93,100 for the audit of the Company's financial statements included in the annual report on Form 10-K for the year-ended December 31, 2000, and the review of quarterly reports on Forms 10-Q filed during that year.

     Other Fees. Deloitte & Touche LLP billed a total of $112,200 for other services for the year ended December 31, 2000, including:

          (1) $24,000 for income tax consulting, planning and return preparation;

          (2) $58,500 for services rendered in connection with the Company's offering of $20,000,000 of capital securities in June 2000;

          (3) $20,800 related to merger and acquisition activity; and

          (4) $8,900 for other consulting services.

                       AUDIT COMMITTEE CHARTER AND REPORT

     Audit Committee Charter. The Audit Committee operates pursuant to a Charter adopted by the Company's Board of Directors. The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of the Company. The Audit Committee Charter sets out the responsibilities, authority and specific duties of the Audit Committee. The Charter specifies, among other things, the structure and membership requirements of the Committee, as well as the relationship of the Audit Committee to the independent accountants, the internal audit department, and management of the Company. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

     Membership. The Audit Committee consists of three members, all of whom are "independent" under the NASD listing standards as currently in effect. The Committee members do not have any relationship to the Company that may interfere with the exercise of independent judgment in carrying out the responsibilities of a director. None of the Committee members are current officers or employees of the Company or its affiliates.

     Report of the Audit Committee. The Audit Committee, in its oversight role over (1) the Company's financial accounting and reporting process, (2) the Company's system of internal controls established by management and (3) the external audit process, has met with management and the independent auditors of the Company. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about the Company's audited financial statements included the independent auditor's judgments about the quality, not just the acceptability, of the Company's accounting principles and underlying estimates used in the Company's financial statements. The Audit Committee also discussed with the auditors other matters required by Statement on Auditing Standards No. 61 ("SAS 61"), Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications ("SAS 90").

     The Audit Committee reviews and reports to the board of directors regarding the performance of the internal audit function and independent auditors, the integrity of the financial statements, management's efforts to maintain a system of internal controls, and compliance with legal and regulatory requirements. The committee:

          (1) has reviewed and discussed the audited financial statements included in the Company's 2000 Annual Report and Form 10-K with management;

          (2) has discussed with independent auditors the matters required to be discussed by SAS 61 and SAS 90; and

          (3) has received from the independent accountants, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, (i) a written disclosure, indicating all relationships, if any, between the independent auditor and its related entities and the Company and its related entities which, in the auditor's professional judgment, reasonably may be thought to bear on the auditor's independence, and (ii) a letter from the independent auditor confirming that, in its professional judgment, it is independent of the Company; and the Audit Committee has discussed with the auditor the auditor's independence from the Company.

     Based upon this review, discussion, disclosures, and materials described in
(1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the 2000 Annual Report and Form 10-K. The committee also has considered whether the amount and nature of non-audit services rendered by the independent accountant are consistent with its independence.

                           Michael Burgamy, Chairman
                                 Howard R. Ross
                                 Mark S. Kipnis

                             EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Jonathan C. Lorenz, Richard J. Dalton, Charles E. Holmes, and Virginia K. Berkeley. Each such agreement is terminable at will by the Company or the employee and provides for annual salary, the use of a Company automobile, expenses related to membership at a country, health or social club and eligibility for a bonus and stock option grants. Each such agreement provides that, during the term of the agreement and for one year thereafter, the employee is prohibited from soliciting any employees or customers of the Company or the Bank. In the event that the Company terminates the employment agreement for reasons other than "for cause," or the Company constructively discharges the employee (for example, by materially decreasing his or her responsibilities or his or her compensation) or the employee's employment is terminated because of disability or death, the Company is required to pay the employee one full year of salary (including bonus) and maintain all other benefits for one full year after termination. Moreover, each such employment agreement requires the Company to make a lump sum payment to such employee in an amount equal to a multiple of such employee's annual compensation in the event that their employment is terminated within two years of the occurrence of certain types of changes of control of the Company or the Bank. Messrs. Lorenz, Dalton and Holmes, and Ms. Berkeley, would have received lump-sum severance payments of $736,000, $297,000, $282,000 and $356,000, respectively, upon a termination of employment after such a change in control.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of April 10, 2001, certain information regarding beneficial ownership of the Common Stock by (i) each shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer and (iv) all of the Company's directors, executive officers and key employees as a group. Unless otherwise indicated, the Company believes that the shareholders listed below have sole investment and voting power with respect to their shares based on information furnished to the Company by such owners.

                                                               NUMBER     PERCENT OF
NAME AND ADDRESS OF OWNER(1)                                  OF SHARES    CLASS(2)
----------------------------                                  ---------   ----------
Steven Bangert(3)...........................................  1,184,828     13.63%
Jonathan C. Lorenz(4).......................................    157,243      1.81%
Richard J. Dalton(5)........................................     91,692      1.06%
Virginia K. Berkeley(6).....................................     43,716          *
Mark S. Kipnis(7)...........................................     49,333          *
Noel N. Rothman(8)..........................................    758,024      8.72%
Howard R. Ross(9)...........................................  1,118,147     12.87%
Michael B. Burgamy(10)......................................     99,125      1.14%
Timothy J. Travis(7)........................................     39,605          *
Harold F. Mosanko(11).......................................    123,931      1.43%
Alan R. Kennedy(12).........................................     35,331          *
Thomas M. Longust(12).......................................     29,145          *
All directors and executive officers as a group (20
  persons)(13)..............................................  3,874,263     44.58%

---------------

 (*) Denotes less than 1% of shares outstanding.

 (1) Unless otherwise indicated, the address of each of the above-named shareholders is c/o CoBiz Inc., 821 Seventeenth Street, Denver, Colorado 80202.

 (2) In calculating the percentage ownership of each named individual and the group, the number of shares outstanding includes any shares that the person or the group has the right to acquire within 60 days of April 10, 2001.

 (3) Includes 4,927 shares held jointly by Mr. Bangert and his wife, 106,030 shares held by Mr. Bangert's minor children, 115,575 shares held by Hawthorne Colorado, Inc. ("Hawthorne"), an entity of which Mr. Bangert is a director and 50% shareholder, and 14,367 shares which may be issued upon the exercise of options exercisable within 60 days after April 10, 2001.

 (4) Includes 500 shares held by Mr. Lorenz' minor children and 40,471 shares which may be issued upon the exercise of options exercisable within 60 days after April 10, 2001.

 (5) Includes 18,777 shares which may be issued upon the exercise of options exercisable within 60 days after April 10, 2001.

 (6) Includes 1,678 shares held by Ms. Berkeley's minor child and 29,575 shares which may be issued upon the exercise of options exercisable within 60 days after April 10, 2001.

 (7) Includes 4,330 shares which may be issued upon the exercise of options exercisable within 60 days after April 10, 2001.

 (8) Includes 17,000 shares held by NaF Limited Partnership, an entity of which Mr. Rothman is a general partner, 1,800 shares held in trust for Mr. Rothman's grandchildren, and 4,330 shares which may be issued upon the exercise of options exercisable within 60 days after April 10, 2001.

 (9) Includes 29,975 shares held by Mr. Ross' wife and 147,425 shares held by Hawthorne, an entity of which Mr. Ross is a director and 50% shareholder, and 5,775 shares which may be issued upon the exercise of options exercisable within 60 days after April 10, 2001.

(10) Includes 5,775 shares which may be issued upon the exercise of options exercisable within 60 days after April 10, 2001.

(11) Includes 15,091 held by Double M Investment Co., L.L.P. of which Mr. Mosanko is a 50% beneficial owner, 3,331 shares held jointly with Mr. Mosanko's brother and their mother, 237 shares held jointly by Mr. Mosanko and his son and 68,455 shares which may be issued upon the exercise of options exercisable within 60 days after April 10, 2001.

(12) Includes 4,759 shares which may be issued upon the exercise of options exercisable within 60 days after April 10, 2001.

(13) Includes 271,094 shares which may be issued upon the exercise of options exercisable within 60 days after April 10, 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Our executive officers, key employees, directors and principal shareholders, members of their immediate families and businesses in which they hold controlling interests are our customers, and it is anticipated that such parties will continue to be our customers in the future. All outstanding loans and extensions of credit by us to these parties were made in the ordinary course of business in accordance with applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and, in our opinion, do not involve more than the normal risk of collectibility or contain other features unfavorable to us. At December 31, 2000, the aggregate balance of our loans and advances under existing lines of credit to these parties was approximately $6.3 million, or 1.4% of our total loans and leases. For additional information on certain relationships and related transactions, see "Compensation Committee Interlocks and Insider Participation."

                       2000 ANNUAL REPORT TO SHAREHOLDERS

     Included with this Proxy Statement is the Company's 2000 Annual Report on Form 10-K for the fiscal year ended December 31, 2000. The Company will provide, without charge, an additional copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2000, as required to be filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, upon written request to Richard J. Dalton, Secretary, at the Company's principal offices, 821 17th Street, Denver, Colorado 80202. Each request must set forth a good faith representation that, as of April 10, 2001, the person making the request was a beneficial owner of the Common Stock. The exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 may be obtained by any shareholder upon written request to Richard J. Dalton. Each person making any such request will be required to pay a fee of $0.25 per page to cover the Company's expenses in furnishing such exhibits.

                                 OTHER MATTERS

     The Board of Directors knows of no matters other than those that are described in this Proxy Statement that may be brought before the meeting. However, if any other matters are properly brought before the Annual Meeting, persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

     Whether or not you plan to attend the Annual Meeting, please mark, sign, date and promptly return the enclosed proxy in the enclosed return envelope.

                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                            /s/ RICHARD J. DALTON

                                            Richard J. Dalton
                                            Executive Vice President,
                                            Chief Financial Officer and
                                            Secretary

Dated: April 18, 2001

COBIZ INC., UPON WRITTEN REQUEST OF A SHAREHOLDER ENTITLED TO VOTE AT THIS SHAREHOLDER'S MEETING, WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, ACCOMPANIED BY A LIST BRIEFLY DESCRIBING ALL THE EXHIBITS THERETO AND NOT CONTAINED THEREIN. COBIZ INC. WILL FURNISH A COPY OF ANY EXHIBIT UPON THE ADDITIONAL REQUEST OF SUCH PERSON AND THE PAYMENT OF A FEE OF $0.25 PER PAGE. ADDRESS ANY SUCH REQUESTS TO RICHARD J. DALTON, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY, COBIZ INC., 821 17TH STREET, DENVER, CO 80202.

                                                                      APPENDIX A

                                   COBIZ INC.
                          COLORADO BUSINESS BANK, N.A.

                            AUDIT COMMITTEE CHARTER

     The Audit Committee ("the Committee"), of the Board of Directors ("the Board") of CoBiz Inc. and Colorado Business Bank, N.A. ("the Company"), will have the oversight responsibility, authority and specific duties as described below.

COMPOSITION

     The Committee will be comprised of three or more outside directors as determined by the Board. The members of the Committee will meet the independence and experience requirements of the Nasdaq Stock Market (Nasdaq). The members of the Committee will be elected annually at the organizational meeting of the full Board held in May and will be listed in the annual report to shareholders. One of the members of the Committee will be elected Committee Chair by the Board.

RESPONSIBILITY

     The Committee is a part of the Board. Its primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Committee provides an avenue for communication between internal audit, the independent accountants, financial management and the Board. The Committee should have a clear understanding with the independent accountants that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent accountants is to the Board and the Committee as representatives of the shareholders. The Committee will make regular reports to the Board concerning its activities.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's business conduct guidelines.

AUTHORITY

     Subject to the prior approval of the Board, the Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company's. In that regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

MEETINGS

     The Committee is to meet at least twice annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be cleared by the Committee Chair. The Committee is to meet in separate executive sessions with the chief financial officer, independent accountants and internal audit at least once each year and at other times when considered appropriate.

ATTENDANCE

     Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent accountants and internal audit be present at Committee meetings.

SPECIFIC DUTIES

     In carrying out its oversight responsibilities, the Committee will:

          1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable Nasdaq Audit Committee Requirements.

          2. Review with the Company's management, internal audit and independent accountants the Company's accounting and financial reporting controls. Obtain annually in writing from the independent accountants their letter as to the adequacy of such controls.

          3. Review with the Company's management, internal audit and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company's in preparing its financial statements. Discuss with the independent accountants their judgements about the quality, not just the acceptability, of the Company's accounting principles used in financial reporting.

          4. Review the scope of internal audit's work plan for the year and receive a summary report of major findings by internal auditors and how management is addressing the conditions reported.

          5. Review the scope and general extent of the independent accountants' annual audit. The Committee's review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors. The independent accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent accountants.

          6. Inquire as to the independence of the independent accountants and obtain from the independent accountants, at least annually, a formal written statement delineating all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, and take, or recommend that the full Board take, appropriate action to oversee the independence of the independent accountants.

          7. Have a predetermined arrangement with the independent accountants that they will advise the Committee through its Chair and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related press release or, if not practicable, prior to filing Forms 10-Q. Also receive confirmation from the independent accountants at the end of each of the first three quarters of the year that they have nothing to report to the Committee, if that is the case.

          8. At the completion of the annual audit, review with management, internal audit and the independent accountants the following:

        - The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and on Form 10-K.

        - Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

        - Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent accountants during their audit, including access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

        - Other communications as required to be communicated by the independent accountants by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit. Further, receive a written communication provided by the independent accountants concerning their judgment about the quality of the Company's accounting principles, as outlined in SAS 61 as amended by SAS 90, and that they concur with management's representation concerning audit adjustments.

          If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-K.

          9. After preparation by management and review by internal audit and independent accountants, approve the report required under SEC rules to be included in the Company's annual proxy statement. The charter is to be published as an appendix to the proxy statement every three years.

          10. Discuss with the independent accountants the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs.

          11. Meet with management, internal audit and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as 'material' or 'serious'. Typically, such recommendations will be presented by the independent accountants in the form of a Letter of Comments and Recommendations to the Committee. The Committee should review responses of management to the Letter of Comments and Recommendations from the independent accountants and receive follow-up reports on action taken concerning the aforementioned recommendations.

          12. Recommend to the Board the selection, retention or termination of the Company's independent accountants.

          13. Review the appointment and replacement of the senior internal audit executive.

          14. Review with management, internal audit and the independent accountants the methods used to establish and monitor the Company's policies with respect to unethical or illegal activities by Company employees that may have a material impact on the financial statements.

     As the Committee may deem appropriate, obtain, weigh and consider expert advice as to Audit Committee related rules of the Nasdaq, Statements on Auditing Standards and other accounting, legal and regulatory provisions.

                                      PROXY
                                   COBIZ INC.
                                 821 17th STREET
                             DENVER, COLORADO 80202
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated April 18, 2001, hereby appoints Steven Bangert and Jonathan C. Lorenz proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Common Stock of CoBiz Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of CoBiz Inc. to be held on May 16, 2001 at the Hotel Monaco, 1717 Champa Street, Denver, Colorado 80202 at 8:00 a.m., M.D.T., and any adjournment thereof. Matters 1 and 2 set forth below have been proposed by the Company and matter 3 has been proposed by a shareholder of the Company.

1.   ELECTION OF CLASS III DIRECTORS

     [ ] FOR Howard R. Ross                      [ ] WITHHOLD AUTHORITY to vote
                                                     for Howard R. Ross

     [ ] FOR Michael B. Burgamy                  [ ] WITHHOLD AUTHORITY to vote
                                                     for Michael B. Burgamy

     [ ] FOR Harold F. Mosanko                   [ ] WITHHOLD AUTHORITY to vote
                                                     for Harold F. Mosanko

2.   RATIFICATION OF INDEPENDENT ACCOUNTANTS

     [ ] FOR                        [ ] AGAINST                      [ ] ABSTAIN

3. RECOMMENDATION TO THE BOARD OF DIRECTORS TO TAKE ACTION TO ELIMINATE THE CLASSES OF THE BOARD OF DIRECTORS AND TO HAVE ALL DIRECTORS ELECTED TO ONE-YEAR TERMS.

     [ ] FOR                        [ ] AGAINST                      [ ] ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 ABOVE AND AGAINST ITEM 3 ABOVE.

     PLEASE SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.



                              Date:                                       , 2001
                                   ---------------------------------------



                              --------------------------------------------------
                                                  Signature


                              Please sign exactly as your name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the left. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If signing in a representative capacity, please indicate title and authority.